Exhibit (j) under Form N-1A
                                              Exhibit 23 under Item 601/Reg. S-K







            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We  consent  to  the  references  to  our  firm  under  the  captions "Financial
Highlights" in the Institutional Shares and Institutional Service Shares Prospectuses and under the caption "Independent Registered Public Accounting Firm" in the Institutional Shares and Institutional Service Shares Statement of Additional Information in Post-Effective Amendment Number 24 to the Registration Statement (Form N-1A, No. 33-41004) of Federated Intermediate Government Fund, Inc., and to the incorporation by reference of our report dated April 19, 2007 on Federated Intermediate Government Fund, Inc. included in the Annual Report to Shareholders for the fiscal year ended February 28, 2007.



/s/ Ernst & Young LLP
Boston, Massachusetts
April 24, 2007